UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 27, 2005

Sunset Financial Resources, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32026	16-1685692
(Commission File Number)	(IRS Employer Identification No.)

10245 Centurion Parkway North, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 425-4099

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2005, Sunset Financial Resources, Inc. (the “Company”) and John Bert Watson entered into a Separation Agreement and General Release, pursuant to which Mr. Watson has resigned his position as the Company’s Chief Executive Officer and director, effective September 27, 2005. Pursuant to applicable federal law, Mr. Watson has until October 4, 2005 to revoke this Agreement.

The Company agreed to pay Mr. Watson a gross amount of $375,000.00, less applicable taxes and lawful deductions, payable in one lump sum payment within ten days of the expiration of the time period during which Mr. Watson is entitled to revoke the agreement. Mr. Watson was previously granted incentive stock options to purchase 23,076 shares of the Company’s common stock, and non-qualified stock options to purchase an additional 93,924 shares of the Company’s common stock, all options with an exercise price of $13.00 per share. Of these options, 7,692 and 31,308 options, respectively, have vested and must be exercised on or before October 27, 2005 or will be forfeited. All unvested options have been forfeited. The Company also agreed to waive enforcement of the non-competition provision contained in Section 9(b) of Mr. Watson’s employment agreement. The Company and Mr. Watson agreed that neither shall have any further liabilities, rights, duties or obligations to the other party in connection with Mr. Watson’s employment with the Company, and both the Company and Mr. Watson released the other from any other claims, subject to certain exceptions.

On October 3, 2005, the Company and George Deehan entered into an amendment of his employment agreement (the “Amendment”), in connection with Mr. Deehan’s appointment as the Company’s Chief Executive Officer as described under Item 5.02 set forth below. The Amendment grants to Mr. Deehan the title of President and Chief Executive Officer, makes him eligible for an additional bonus of $100,000 upon the occurrence of certain events, and provides for an additional grant of 10,000 shares of restricted common stock of the Company upon the occurrence of certain events.

The above summaries are qualified in their entirety by the full text of the Separation Agreement and General Release and the Amendment, which are filed herewith as Exhibits 10.1 and 10.2, and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

As a part of the Separation Agreement and General Release between the Company and Mr. Watson described under Item 1.01 above, the Company and Mr. Watson have agreed that the Employment Agreement, and Mr. Watson’s employment thereunder, terminated effective as of September 27, 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 27, 2005, John Bert Watson, the Company’s Chief Executive Officer and a director resigned from his positions. The Company and Mr. Watson entered into a Separation Agreement and General Release, as described above under Item 1.01.

Effective October 3, 2005, the Board of Directors of the Company appointed George Deehan, the Company’s current President, as Chief Executive Officer of the Company. Mr. Deehan has served as the Company’s President and Chief Operating Officer since August 8, 2005. He has served as a director on the Company’s board of directors since March 2005. From November 2004 to the present, Mr. Deehan has served as a director of Paragon Financial Corporation. From August 2003 until November 2004, he served as the Chairman and Chief Executive Officer of Paragon Financial Corporation. From August 2000 to March 2002, he served as President of eOriginal Company, a software development company.

From August 1998 to August 2000, he served as the Chief Executive Officer of Advanta Leasing Services. Mr. Deehan is on the board and is compensation committee chairman and on the audit committee of NYFIX Corporation (Nasdaq: NYFX). He is 63 years old.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Title
10.1	Separation Agreement and General Release between the Company and John Bert Watson, dated September 27, 2005.

10.2	Amendment to Employment Agreement between the Company and George Deehan, dated October 3, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2005

SUNSET FINANCIAL RESOURCES, INC.

By:	/s/ George Deehan
George Deehan
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Title
10.1	Separation Agreement and General Release between the Company and John Bert Watson, dated September 27, 2005.

10.2	Amendment to Employment Agreement between the Company and George Deehan, dated October 3, 2005.